Exhibit 4(e)

CBS BONUS DEFERRAL PLAN

PART B—AMENDMENT AND RESTATEMENT AS OF JANUARY 1, 2009

Section 1.          Establishment and Purpose of the Plan.

1.1          Establishment.  The Viacom Bonus Deferral Plan was adopted as of August 28, 2002 as an unfunded plan of voluntarily deferred compensation for the benefit of Participants.  As of December 31, 2005, the Viacom Bonus Deferral Plan was renamed the CBS Bonus Deferral Plan.

1.2          2009 Amendment and Restatement.  The Plan is hereby amended and restated, effective as of January 1, 2009, by the adoption of Part B of the Plan, as set forth herein.  Part A of the Plan, consisting of the original Plan adopted August 28, 2002 and the amendments made prior to October 3, 2004, applies to compensation that was Deferred during calendar years ending prior to January 1, 2005 in accordance with the terms of those documents in effect from time to time prior to October 3, 2004.  The provisions of this Part B shall apply to compensation that is Deferred on or after January 1, 2005.  This Part B of the Plan is intended to meet all of the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), so that Participants will be eligible to defer the receipt of, and the liability for the federal income tax with respect to, certain items of compensation from one year to a later year in accordance with the provisions of applicable law and the provisions of the Plan.  With respect to compensation that was Deferred during the 2005, 2006, 2007 or 2008 calendar year, the Plan shall be administered in accordance with a reasonable, good faith interpretation of Code Section 409A, and such interpretation shall govern the rights of a Participant with respect to that period of time.

1.3          Reporting Employees.  Any Eligible Employee who is identified by the Company on or after August 28, 2002 as a reporting person for purposes of Section 16 of the Securities Exchange Act of 1934 (“Reporting Employee”) or any employee of an Employer who is eligible to participate in the Plan and whose securities may be attributable to a Reporting Employee for purposes of Section 16 of the Securities Exchange Act of 1934 shall no longer be eligible to participate in this Plan, and shall instead be eligible to participate in the CBS Bonus Deferral Plan for Designated Senior Executives (the “Executive Bonus Deferral Plan”) effective as of the date on which the Employee becomes a Reporting Employee (or the date his securities are attributable to a Reporting Employee).  Any deferrals made under the Plan by any Reporting Employee who was a participant in the Plan on August 28, 2002 and by any Reporting Employee (or any other Eligible Employee whose securities may be attributable to a Reporting Employee) prior to the date he becomes a Reporting Employee (or the date his securities are attributable to a Reporting Employee) shall be transferred to the Executive Bonus Deferral Plan as of December 1, 2005 or, if later, as of the date the Employee becomes a Reporting Employee (or the date his securities are attributable to a Reporting Employee).  Except for amounts credited to a Post-2004 Subaccount, any elections and deferrals made by a Reporting Employee (or an employee whose securities may be attributable to a Reporting Employee) prior to the date his account is transferred to the Executive Bonus Deferral Plan shall remain in full force and effect in this Plan.

1.4          Purpose.  The purpose of this Plan is to provide a means by which a select group of Eligible Employees may, in certain circumstances, elect to defer receipt of a portion of their cash bonuses paid under the CBS Corporation Short Term Incentive Plan and any other comparable annual cash bonus plan sponsored by any Employer.

Section 2.          Definitions.

The following words and phrases as used in this Plan have the following meanings:

2.1          The term “Account” shall mean a Participant’s individual account, as described in Section 4.1 of the Plan.

2.2          The term “Annual Payments” is defined in Section 5.1(b)(i).

2.3          The term “Board of Directors” means the Board of Directors of the Company.

2.4          The term “Bonus” means any cash bonus paid under the STIP and any other annual cash bonus plan sponsored by an Employer which, in the discretion of the Committee, is comparable to the STIP.

2.5          The term “Bonus Deferral Contributions” means the portion of the Participant’s Bonus that he elects to defer under the terms of this Plan.  The portion of any Bonus earned in the year 2002 that an Eligible Employee elected to defer under the CBS Excess 401(k) Plan (formerly known as the Viacom Excess 401(k) Plan) shall be deferred under this Plan, and shall not be recognized under the CBS Excess 401(k) Plan.

2.6          The term “CBS 401(k) Plan” means the CBS 401(k) Plan (formerly known as the Viacom 401(k) Plan), originally effective as of September 1, 2001, and as amended from time to time thereafter (or any successor plan).

2.7          The term “Code” means the Internal Revenue Code of 1986, as amended.

2.8          The term “Committee” means the Retirement Committee appointed by the Board of Directors.  The Committee may act on its own behalf or through the actions of its duly authorized delegate.

2.9          The term “Company” means CBS Corporation.

2.10        The term “Deferral Election” is defined in Sections 3.1(b) and 3.1(c).

2.11        The term “Deferred” means that an amount is considered to be deferred within the meaning of Treasury Regulations sections 1.409A-6(a)(2) and 1.409A-6(a)(3).

2.12        The term “Disability” or “Disabled” means that a Participant (i) has been determined to be disabled by the Social Security Administration or (ii) is receiving benefits under the provisions of the long-term disability plan covering such Participant that is sponsored by or participated in by the Participant’s Employer.

2.13        The term “Election Filing Date” means the date not later than the December 31 immediately preceding the first day of the applicable calendar year for which a particular Deferral Election is made.

2.14        The term “Eligible Employee” means an employee of an Employer who is an eligible employee under the CBS Excess 401(k) Plan.  If an employee becomes an Eligible Employee in any calendar year, such employee shall remain an Eligible Employee for all future calendar years during which the Eligible Employee remains an eligible employee under the CBS Excess 401(k) Plan.  In no event shall any Reporting Employee be considered an Eligible Employee under this Plan.

2.15        The term “Employer” means the Company and any affiliate or subsidiary that adopts the Plan on behalf of its Eligible Employees, except as provided in Section 2.23.

2.16        The term “Investment Options” means the investment funds available to participants in the CBS 401(k) Plan, excluding the Self-Directed Brokerage Account.

2.17        The term “Joint Payment Option” means the time and form of payment options available for the payment of an Account as described in Section 5.1(b).

2.18        The term “Participant” means an Eligible Employee who elects to have Bonus Deferral Contributions made to the Plan.

2.19        The term “Plan” means the CBS Bonus Deferral Plan (formerly known as the Viacom Bonus Deferral Plan) as set forth herein, as amended from time to time.  Part A of the Plan is attached hereto and shall apply compensation which was Deferred prior to January 1, 2005.  Part B of the Plan is set forth herein and shall apply to compensation which is Deferred on or after January 1, 2005.  Certain provisions of this Part B apply as of certain earlier effective dates as specified herein.

2.20        The term “Post-2004 Subaccount” is defined in Section 4.1.

2.21        The term “Pre-2005 Subaccount” is defined in Section 4.1.

2.22        The term “Reporting Employee” is defined in Section 1.3.

2.23        The term “Separation from Service” means the condition that exists when an Employee who is a Participant in the Plan and the Employer reasonably anticipate that no further services will be performed after a certain date or that the level of bona fide services that the Employee will perform after such date (whether as an Employee or an independent contractor) would permanently decrease to no more than 20% of the average level of bona fide services performed (whether as an Employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the Employer if the Employee has been providing services to the Employer for less than 36 months).  For purposes of this Section 2.23, for periods during which an Employee is on a paid bona fide leave of absence and has not otherwise experienced a Separation from Service, the Employee is treated as providing bona fide services at the level equal to the level of services that the Employee would have been required to perform to receive the compensation paid with respect to such leave of absence.  Periods during which an Employee is on an unpaid bona fide leave of absence and has not otherwise experienced a Separation from Service are disregarded for purposes of this Section 2.23 (including for purposes of determining the applicable 36-month (or shorter) period).  For purposes of this Section 2.23 and notwithstanding Section 2.15, the “Employer” shall be considered to include all members of the controlled group of corporations, trades or businesses which includes the Company; provided, however, that in applying Code Section 414(b), the phrase “at least 50 percent” shall be substituted for “at least 80 percent”; and in applying Code Section 414(c), the phrase “at least 50 percent” shall be used instead of the phrase “at least 80 percent.”  Separation from Service shall be determined on the basis of the modifications described in Treasury Regulation Section 1.409A-1(h)(3) (or any successor regulation)) as defined in Code Section 409A and the regulations or other guidance issued thereunder.

2.24        The term “STIP” means the CBS Corporation Short-Term Incentive Plan, as may be amended from time to time.

2.25        The term “Unforeseeable Emergency” means an event that results in severe financial hardship to a Participant resulting from (a) an illness or accident of the Participant or his or her spouse, dependent (as defined in Code Section 152, without regard to Code Sections 152(b)(1), (b)(2), and (d)(1)(B)), or beneficiary, (b) loss of the Participant’s property due to casualty, or (c) other similar extraordinary circumstances arising due to results beyond the control of the Participant.  This Section 2.25 shall be interpreted in a manner consistent with Code Section 409A and applicable provisions of the Treasury Regulations.

Section 3.          Participation.

3.1          Election to Participate.

(a)           An Eligible Employee must elect to participate in the Plan as provided below.

(b)           To participate in the Plan for a calendar year, an Eligible Employee must make an annual election (a “Deferral Election”) to defer receipt of a specified portion of his or her Bonus earned during such calendar year and scheduled to be paid in the succeeding calendar year in accordance with this Section 3.  Subject to Section 3.1(c), such Deferral Election must be made not later than the Election Filing Date and shall be effective as of the Election Filing Date.  For example, prior to December 31, 2009, an Eligible Employee may make a Bonus Deferral Contribution election with respect to any Bonus to be earned in 2010 that is scheduled to be paid in 2011.  An Eligible Employee may make a Deferral Election whether or not such employee previously has made, or currently has in effect, any election to make Excess Salary Reduction Contributions under the CBS Excess 401(K) Plan.  An Eligible Employee’s entitlement to make Bonus Deferral Contributions shall cease with respect to any Bonus payable with respect to the calendar year following the calendar year in which he or she ceases to be an Eligible Employee.

(c)           Notwithstanding the foregoing, for a calendar year beginning on or after January 1, 2005 in which an employee first becomes an Eligible Employee, such Eligible Employee must make a Deferral Election with respect to any Bonus scheduled to be paid in the next succeeding calendar year within 30 days of the date he first becomes an Eligible Employee, provided that such employee has not already become eligible to participate in any other account balance plan of the Employer (as modified by Section 2.23).  Such Deferral Election shall be effective on the date made and shall be effective with regard to the Bonus scheduled to be paid during the calendar year following the filing of the Deferral Election with the Committee, as determined pursuant to the pro-ration method permitted under Code Section 409A.  If an Eligible Employee is a participant in another account balance plan that is required to be aggregated with this Plan under Code Section 409A when he first becomes eligible to participate in this Plan, such Eligible Employee shall be eligible to make a Deferral Election for the calendar year immediately following the calendar year of his initial eligibility by making an election in accordance with Section 3.1(b) above.

(d)       All Deferral Elections shall be made on a written or electronic form acceptable to the Committee (an “Election Agreement”) filed with the Committee and shall specify the percentage of a Participant’s Bonus that is to be deferred under the Plan during the applicable calendar year.

(e)       All Deferral Elections relating to calendar years beginning on or after January 1, 2005, once effective, shall be irrevocable for that calendar year.  All Participants are required to make a Deferral Election for each calendar year.  If an Eligible Employee fails to make a Deferral Election for a given calendar year, the Eligible Employee shall not be entitled to participate in the Plan during that calendar year.  Such Eligible Employee may resume participation in the Plan by completing and filing with the Committee a new Deferral Election by the Election Filing Date for the succeeding calendar year(s).

3.2          Amount of Elections.  Each election filed by a Participant must specify the amount of Bonus Deferral Contribution in a whole percentage between 1% and 15% of the Participant’s applicable Bonus.

Section 4.          Individual Account.

4.1          Creation of Accounts.  The Company will establish and maintain on its books a reserve Account in the name of each Participant.  Each Participant’s Account will be credited with the amount of the Participant’s Bonus Deferral Contributions (and earnings and losses thereon) made in all calendar years, including any Bonus Deferral Contributions for the Bonus earned in the year 2002 that are attributable to Deferral Elections originally made under the CBS Excess 401(k) Plan.  A Participant’s Account will be divided into the following subaccounts:  (i) a “Pre-2005 Subaccount” for amounts deferred and vested for purposes of Code Section 409A by a Participant as of December 31, 2004 (and earnings and losses thereon), and (ii) a “Post-2004 Subaccount” for amounts deferred and/or vested for purposes of Code Section 409A by a Participant after December 31, 2004 (and earnings and losses thereon).  Amounts in the Pre-2005 Subaccounts, which are intended to qualify for “grandfathered” status, shall be subject to the terms and conditions specified in Part A of the Plan as in effect as of October 3, 2004.  A Participant will always be 100% vested in amounts credited to his or her Account hereunder.

4.2          Investments.

(a)           Amounts, if any, in a Participant’s Post-2004 Subaccount will be credited through December 31st of the calendar year in which the Participant experiences a Separation from Service with an amount equal to the amount which would have been earned had such amounts been invested in the same Investment Options and in the same proportion as the Participant may elect, from time to time, to have his Salary Reduction Contributions invested under the CBS 401(k) Plan (other than the Self-Directed Account), or if no such election has been made, in the Fixed Income Fund (or any successor fund).

(b)           If a Participant elects (or is deemed to elect) to have his Post-2004 Subaccount distributed in a single lump sum payable on the later of (A) January 31st of the first calendar year following the calendar year in which the Participant experiences a Separation from Service or (B) the first business day of the seventh calendar month following the calendar month in which the Participant experiences a Separation from Service, no additional adjustments will be made to the Participant’s Post-2004 Subaccount after December 31st of the calendar year in which the Participant experiences a Separation from Service that results in the Participant’s Account becoming payable on either of those dates.  If a Participant elects a single lump sum payable in the second, third, fourth or fifth calendar year following the calendar year in which the Participant experiences a Separation from Service, the Participant’s Post-2004 Subaccount will be credited with earnings based on the rate of return in the Fixed Income Fund (or any successor fund) beginning January 1st of the calendar year following the calendar year in which the Participant experiences a Separation from Service that results in the Participant’s Post-2004 Subaccount becoming payable and continuing through December 31st of the calendar year immediately preceding the calendar year in which the single lump sum is paid.

(c)           If a Participant elects to have his Post-2004 Subaccount distributed in Annual Payments, no additional adjustments will be made to any amount payable in the first calendar year following the calendar year in which the Participant experiences a Separation from Service that results in his Post-2004 Subaccount becoming payable.  For any Annual Payments made in the second, third, fourth or fifth calendar year following the calendar year in which the Participant experiences a Separation from Service, the Participant’s Post-2004 Subaccount shall be credited with earnings based on the rate of return in the Fixed Income Fund (or any successor fund) beginning January 1st of the calendar year following the calendar year in which the Participant experiences a Separation from Service that results in his Post-2004 Subaccount becoming payable and continuing through December 31st of the calendar year immediately preceding the calendar year in which each payment is made.

(d)           No provision of this Plan shall require the Company or the Employer to actually invest any amounts in any fund or in any other investment vehicle.

4.3          Account Statements.  Each Participant will be given, at least annually, a statement showing (i) Bonus Deferral Contributions and (ii) the balance of the Participant’s Account after crediting Investments.

Section 5.          Payment.

5.1          Joint Payment Option Election.

(a)       An Eligible Employee who has not elected or been deemed to have elected a Joint Payment Option under any other account balance plan that is required to be aggregated with this Plan under Code Section 409A shall, when he first becomes eligible to participate in the Plan, elect a Joint Payment Option on a written or electronic form acceptable to the Committee (a “Payment Election”) at the same time that the Eligible Employee files his initial Deferral Election to commence participation in the Plan pursuant to Section 3.1 and in any event not later than his initial Election Filing Date.  Such Payment Election shall be effective as of such initial Election Filing Date and shall be irrevocable.  A Joint Payment Option elected pursuant to a Payment Election shall apply to all amounts credited to the Participant’s Post-2004 Subaccount in this Plan and his Post-2004 Subaccount in any other account balance plan that is required to be aggregated with this Plan under Code Section 409A.

(b)       (i)            A Participant may elect to receive his entire Post-2004 Subaccount under either of the following Joint Payment Options: (A) a single lump sum; or, (B) annual payments over a period of two, three, four or five years (“Annual Payments”).  The Annual Payments shall be treated as a single payment for purposes of this Section 5.  If a Participant elects to receive Annual Payments over a period of two or more years, such Annual Payments shall be made in substantially equal annual payments, unless the Participant designates, at the time of making his Joint Payment Option election, a specific percentage of his Post-2004 Subaccount to be distributed in each year.  All specified percentages must be a whole multiple of 10% and the total of all designated percentages must be equal to 100%.

(ii)           If a Participant elects to receive Annual Payments, the first payment shall be made on the later of (A) January 31st of the calendar year immediately following the end of the calendar year in which the Participant experiences a Separation from Service or (B) the first business day of the seventh calendar month following the calendar month in which the Participant experiences a Separation from Service, and any subsequent Annual Payments shall be made on each applicable January 31st thereafter.

(iii)          If a Participant makes a Joint Payment Option Election to receive payments in a single lump sum, such lump sum payment shall be made on the later of (A) January 31st of the calendar year immediately following the calendar year in which the Participant experiences a Separation from Service or (B) the first business day of the seventh calendar month following the calendar month in which the Participant experiences a Separation from Service.  Alternatively, the Participant may elect for the single lump sum to be paid on January 31st of the second, third, fourth, or fifth calendar year following the end of the calendar year in which the Participant experiences a Separation from Service.

(iv)          If a Participant does not make a Joint Payment Option Election in accordance with the terms of the Plan or any other account balance plan that is required to be aggregated with this Plan under Code Section 409A, such Participant shall be deemed to have made a Joint Payment Option Election to receive his Post-2004 Subaccount in a single lump sum payable in accordance with the first sentence of Section 5.1(b)(iii).

(v)           The following examples illustrate the provisions of this Section 5.1(b):

Example 1: Assume that a Participant elects (or is deemed to elect) a Joint Payment Option that provides for a single lump sum payment on the later of (A) January 31st of the calendar year following the calendar year in which he incurs a Separation from Service or (B) the first business day of the seventh calendar month following the calendar month in which the Participant experiences a Separation from Service, and the Participant experiences a Separation from Service on March 15, 2009.  The lump sum shall be paid on January 31, 2010.  The Participant alternatively could have elected to receive his lump sum payment on January 31, 2011, 2012, 2013 or 2014.

Example 2:  Same facts as Example 1, except the Participant experiences a Separation from Service on September 15, 2009.  In this example, the lump sum will be paid on the first business day in April 2010.

Example 3: If a Participant elects a Joint Payment Option that provides for Annual Payments over a period of four years in the event of a Separation from Service and experiences a Separation from Service on March 15, 2009, each payment on January 31, 2010 through 2013 will be comprised of approximately 25% of the Participant’s Post-2004 Subaccount as of the Participant’s date of Separation from Service, though the actual amount of each payment may not be the same due to crediting of investment gains and losses through December 31st of the calendar year prior to the calendar year of each such payment.  A Participant alternatively could designate that 10% of his Post-2004 Subaccount be distributed on January 31, 2010, 20% on January 31, 2011, 30% on January 31, 2012 and 40% on January 31, 2013, or, any other combination of percentages that totals 100%.

Example 4:  Same facts as Example 3, except the Participant experiences a Separation from Service on September 15, 2009.  In this example, the first payment shall be made on the first business day in April 2010, and the remaining three payments will be made on January 31, 2011, 2012, and 2013.  The alternative schedule described in Example 3 would result in payment of 10% of his Post-2004 Subaccount on the first business day in April 2010, 20% on January 31, 2011, 30% on January 31, 2012 and 40% on January 31, 2013.

5.2          Payment on Account of Separation from Service.  If a Participant experiences a Separation from Service prior to his death, the Participant shall commence receiving payments from his Post-2004 Subaccount in accordance with the Joint Payment Option Election in effect with respect to the Participant.

5.3          Payment on Account of Participant’s Death. If a Participant dies prior to his Separation from Service, the Participant’s entire Post-2004 Subaccount shall be paid to the Participant’s beneficiary in a single lump sum payment within 90 days of the Participant’s death.

Section 6.          Unforeseeable Emergency Distributions and Deferral Revocations.

A Participant may request the Committee to accelerate distribution of all or any part of the value of his Post-2004 Subaccount solely for the purpose of alleviating an Unforeseeable Emergency.  Payments of amounts as a result of an Unforeseeable Emergency may not exceed the amount necessary to satisfy such Unforeseeable  Emergency, plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, and after taking into account any additional compensation that is available to the Participant upon cancellation of the Participant’s Bonus Contributions.  The Committee may request that the Participant provide certifications and other evidence of qualification for such Unforeseeable Emergency distribution as it determines appropriate.  The decision of the Committee with respect to the grant or denial of all or any part of such request shall be in the discretion of the Committee, whether or not the Participant demonstrates that an Unforeseeable Emergency exists, and shall be final and binding and not subject to review.  If a Participant receives a distribution upon an Unforeseeable Emergency pursuant to this Section 6 or a hardship withdrawal under the CBS 401(k) Plan, the Participant’s Deferral Election will be canceled in its entirety for the remainder of the calendar year in which such Unforeseeable Emergency distribution is made under this Plan and under any other account balance plan that is required to be aggregated with this Plan under Code Section 409A.

Section 7.          Beneficiary Designation.

A Participant’s beneficiary designation for this Plan will automatically be the same as the Participant’s beneficiary designation recognized under the CBS 401(k) Plan, unless a separate written designation of beneficiary form for this Plan has been properly filed with the Committee in a form acceptable to the Committee.  In the absence of such a designation and at any other time when there is no existing beneficiary designated hereunder, the beneficiary of the Participant for payment of his Account hereunder shall be the estate of the Participant.  If two or more persons designated as a Participant’s beneficiary are in existence with respect to his Post-2004 Subaccount, the amount of any lump sum payment payable hereunder shall be divided equally among such persons unless the Participant’s beneficiary designation specifically provides for a different allocation.

Section 8.          Nature of Interest of Participant.

Participation in this Plan will not create, in favor of any Participant, any right or lien in or against any of the assets of the Company or any Employer, and all amounts of compensation deferred hereunder shall at all times remain an unrestricted asset of the Company or the Employer.  A Participant’s rights to benefits payable under the Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, or encumbrance.  All payments hereunder shall be paid in cash from the general funds of the Company or applicable Employer and no special or separate fund shall be established and no other segregation of assets shall be made to assure the payment of benefits hereunder.  Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between any Employer and a Participant or any other person, and the Company’s and each Employer’s promise to pay benefits hereunder shall at all times remain unfunded as to the Participant.

Section 9.          Administration.

9.1          Committee.  This Plan will be administered by the Committee.

9.2          Powers of the Committee.  The Committee’s powers will include, but will not be limited to, the power

(i)                                     to determine who are Eligible Employees for purposes of participation in the Plan,

(ii)                                  to interpret the terms and provisions of the Plan and to determine any and all questions arising under the Plan, including without limitation, the right to remedy possible ambiguities, inconsistencies, or omissions by a general rule or particular decision,

(iii)                               to adopt rules consistent with the Plan, and

(iv)                              to approve certain amendments to the Plan.

9.3          Claims Procedure.  The Committee shall have the exclusive right to interpret the Plan and to decide any and all matters arising thereunder.  In the event of a claim by a Participant as to the amount of any distribution or method of payment under the Plan, within 90 days of the filing of such claim, unless special circumstances require an extension of such period, such person will be given notice in writing of any denial, which notice will set forth the reason for the denial, the Plan provisions on which the denial is based, an explanation of what other material or information, if nay, is needed to perfect the claim, and an explanation of the claims review procedure.  The Participant may request a review of such denial within 60 days of the date of receipt of such denial by filing notice in writing with the Committee.  The Participant will have the right to review pertinent Plan documents and to submit issues and comments in writing.  The Committee will respond in writing to a request for review within 60 days of receiving it, unless special circumstances require an extension of such period.  The Committee, at its discretion, may request a meeting to clarify any matters deemed appropriate.

9.4          Finality of Committee Determinations.  Determinations by the Committee and any interpretation, rule, or decision adopted by the Committee under the Plan or in carrying out or administering the Plan shall be final and binding for all purposes and upon all interested persons, their heirs, and personal representatives.

Section 10.        No Employment Rights.

No provisions of the Plan or any action taken by the Company, any Employer, the Board of Directors, or the Committee shall give any person any right to be retained in the employ of the Company or any Employer, and the right and power of the Company or any Employer to dismiss or discharge any Participant is specifically reserved.

Section 11.        Amendment, Suspension, and Termination.

The Committee shall have the right to amend the Plan at any time, unless provided otherwise in the Company’s governing documents.  The Board of Directors shall have the right to suspend or terminate the Plan at any time.  No amendment, suspension or termination shall, without the consent of a Participant, adversely affect such Participant’s rights in his Account; provided, however, that the consent requirement of Participants to certain actions shall not apply to any amendment or termination that is deemed necessary by the Company to avoid the imposition on any person of additional taxes, penalties or interest under Code Section 409A.  In the event the Plan is terminated, the Committee may continue to administer the Plan in accordance with the relevant provisions thereof or shall have the right to change the time and form of distribution of Participants’ Accounts, including requiring that the Accounts be immediately distributed in the form of a lump sum payment; provided, however, that no such change in the time or form of payment shall cause the Plan to fail to comply with the requirements of Code Section 409A.

Section 12.        Miscellaneous.

12.1        Severability.  If a provision of the Plan shall be held invalid, the invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the invalid provision had not been included in the Plan.

12.2        Governing Law.  The provisions of the Plan shall be governed by and construed in accordance with the laws of the State of New York, to the extent not preempted by the laws of the United States.

12.3        Gender.  Wherein used herein, words in the masculine form shall be deemed to refer to females as well as males.

12.4        Code Section 409A.  To the extent applicable, it is intended that this Plan comply with the provisions of Code Section 409A.  References to Code Section 409A shall include any proposed, temporary or final regulation, or any other guidance, promulgated with respect to such section by the U.S. Department of the Treasury or the Internal Revenue Service.  This Plan shall be administered and interpreted in a manner consistent with this intent.  If any provision of this Plan is susceptible of two interpretations, one of which results in the compliance of the Plan with Code Section 409A and the applicable Treasury Regulations, and one of which does not, then the provision shall be given the interpretation that results in compliance with Code Section 409A and the applicable Treasury Regulations.  Notwithstanding the foregoing or any other provision of this Plan to the contrary, neither the Company nor any of its subsidiaries or affiliates shall be deemed to guarantee any particular tax result for any Participant, spouse, or beneficiary with respect to any payments provided hereunder.

AMENDMENT NO. 1 TO THE CBS BONUS DEFERRAL PLAN

PART B — AMENDMENT AND RESTATEMENT AS OF JANUARY 1, 2009 (THE “PLAN”)

Except as otherwise noted herein, the following amendments shall be effective as of January 1, 2009.

1.   The Plan is hereby amended by deleting each occurrence of the term “this Plan” and inserting in place thereof the term “the Plan”.

2.   Section 1.2 of the Plan is hereby amended to delete the bracketed notation at the end thereof.

3.   Section 1.4 of the Plan is hereby amended to delete the word “bonuses” and to insert in place thereof the term “Bonuses” and to delete the phrase “paid under the CBS Corporation Short Term Incentive Plan and any other comparable annual cash bonus plan sponsored by any Employer”.

4.   The Plan is hereby amended to insert a new section 2.13 as follows, and to re-designate subsequent sections accordingly:

“2.13   The term “Election Agreement” is defined in Section 3.1(d).”

5.   Re-designated Section 2.16 of the Plan is hereby amended to delete the cross-reference to Section 2.23 and to insert in place thereof a cross-reference to Section 2.26.

6.   Re-designated Section 2.18 of the Plan is hereby amended to delete the cross-reference to Section 5.1(b) and to insert in place thereof a cross-reference to Section 5.1.

7.   The Plan is hereby amended to insert a new section 2.19 as follows, and to re-designate subsequent sections accordingly:

“2.19   The term “Joint Payment Option Election” means an election of a Joint Payment Option by a Participant as described in Section 5.1.”

8.   The Plan is hereby amended to insert a new section 2.21 as follows, and to re-designate subsequent sections accordingly:

“2.21   The term “Payment Election” is defined in Section 5.1(a).”

9.   Re-designated Section 2.22 of the Plan is hereby amended to (1) delete the phrase “(formerly known as the Viacom Bonus Deferral Plan) as set forth herein”, (2) insert the word “to” immediately prior to each occurrence of the word “compensation” therein and (3) add at the end thereof a new sentence as follows:

“References to “the Plan” shall be considered references to Part A and/or Part B of the Plan as context requires.”

10.   Re-designated Section 2.26 of the Plan is hereby amended to (1) delete the phrases “an Employee who is” and “in the Plan” in the first sentence thereof, (2) delete the third and fourth occurrences of the word “Employee” and to insert in place thereof the word “employee”, (3) delete the second, fifth, seventh and eighth occurrences of the word “Employee” and insert in place thereof the word “Participant”, (4) delete the sixth and ninth occurrences of the word “Employee” as well as the word “an” immediately preceding each such occurrence and to insert in place thereof the words “a Participant”, (5) delete each cross-reference to Section 2.23 and to insert in place thereof a cross-reference to Section 2.26 and (6) delete the cross-reference to Section 2.15 and to insert in place thereof a cross-reference to Section 2.16.

11.   Re-designated Section 2.28 is hereby amended to delete the cross-reference to Section 2.25 and to insert in place thereof a cross-reference to Section 2.28.

12.   Section 3.1(c) of the Plan is hereby amended to (1) delete the phrase “for a calendar year beginning on or after January 1, 2005 in which an employee first becomes an Eligible Employee, such Eligible Employee” and to insert in place thereof the phrase “an employee who first becomes an Eligible Employee during the course of a calendar year beginning on or after January 1, 2005” and (2) delete the cross-reference to Section 2.23 and to insert in place thereof a cross-reference to Section 2.26.

13.   Section 3.2 of the Plan is hereby amended to (1) delete the word “election” and to insert in place thereof the term “Deferral Election”, (2) delete the term “Participant” and the word “a” immediately preceding such term and to insert in place thereof the words “an Eligible Employee”, (3) delete the term “Contribution” and to insert in place thereof the term “Contributions” and (4) delete the term “Participant’s” and to insert in place thereof the term “Eligible Employee’s”.

14.  Sections 4.2(b) and 4.2(c) of the Plan are hereby amended to delete such sections in their entirety and to insert in place thereof the following:

“(b)   If a Participant elects (or is deemed to elect) to have his Post-2004 Subaccount distributed in a single lump sum, the Participant’s Post-2004 Subaccount shall be credited with earnings based on the rate of return in the Fixed Income Fund (or any successor fund) beginning January 1st of the calendar year following the calendar year in which the Participant experiences a Separation from Service that results in the Participant’s Post-2004 Subaccount becoming payable, and continuing through the date upon which such single lump sum payment is determined, if such determination date is after December 31st of the calendar year in which the Participant experiences a Separation from Service.  Payments due on January 31st of a calendar year are determined on the previous December 31st, while payments due on the first business day of a calendar month are determined on the last day of the second preceding calendar month (e.g., a payment scheduled for the first business day of March will be determined on the preceding January 31st).

(c)   If a Participant elects to have his Post-2004 Subaccount distributed in Annual Payments, the Participant’s Post-2004 Subaccount shall be credited with earnings based on the rate of return in the Fixed Income Fund (or any successor fund) beginning January 1st of the calendar year following the calendar year in which the Participant experiences a Separation from Service that results in the Participant’s Post-2004 Subaccount becoming payable, and continuing through the date upon which such Annual Payment is determined, if such determination date is after December 31st of the calendar year in which the Participant experiences a Separation from Service.  Payments due on January 31st of a calendar year are determined on the previous December 31st, while payments due on the first business day of a calendar month are determined on the last day of the second preceding calendar month (e.g., a payment scheduled for the first business day of March will be determined on the preceding January 31st).”

15.  Section 5.1 of the Plan is hereby amended to (1) insert the word “under” immediately following the second occurrence of the term “Post-2004 Subaccount” in subsection (a) thereof, (2) delete the word “election” immediately following the term “Joint Payment Option” in subsection (b)(i) thereof and to insert in place thereof the term “Joint Payment Option Election”, (3) delete the word “elects” in subsection (b)(ii) thereof and to insert in place thereof the phrase “makes a Joint Payment Option Election”, (4) delete the words “end of the” immediately prior to the second occurrence of the words “calendar year” in subsection (b)(ii) thereof, (5) to delete the word “the” immediately following the word “Alternatively,” in the last sentence of subsection (b)(iii) thereof and to insert in place thereof the word “a” and (6) to insert the word “under” immediately following the words “Plan or” in subsection (b)(iv) thereof.

16.  Section 5.3 of the Plan is hereby amended to (1) insert the phrase “or after his Separation from Service but prior to the distribution of his entire Post-2004 Subaccount,” immediately following the first occurrence of the term “Separation from Service,” and (2) insert at the end thereof a new sentence as follows:

“The Participant’s Post-2004 Subaccount shall continue to be credited with earnings in accordance with Section 6.2 until his entire Post-2004 Subaccount is distributed.”

17.  Section 6 of the Plan is hereby amended to insert the word “sole” immediately prior to the words “discretion of the Committee” in the fourth sentence thereof.

18.  Section 7 of the Plan is amended to delete the word “Account” and to insert in place thereof “Post-2004 Subaccount”.

19.  Sections 9.1 and 9.2 of the Plan is hereby amended to delete such sections in their entirety and to insert in place thereof the following:

“9.1   Committee.  The Plan shall be administered by the Committee. The Committee shall have sole and absolute discretion to interpret, where necessary, the provisions of the Plan (including, without limitation, by supplying omissions from, correcting deficiencies in, or resolving inconsistencies or ambiguities in, the language of the Plan), to determine the rights and status under the Plan of any Participant and other persons, to resolve questions or disputes arising under the Plan and to make any determinations with respect to the benefits hereunder and the persons entitled thereto as may be necessary for the purposes of the Plan.

9.2   Powers of the Committee.  In furtherance of, but without limiting, Section 9.1, the Committee shall have the following specific authorities, which it shall discharge in its sole and absolute discretion in accordance with the terms of the Plan (as interpreted, to the extent necessary, by the Committee):

(i)   to determine who are Eligible Employees for purposes of participation in the Plan;

(ii)   to interpret the terms and provisions of the Plan and to determine any and all questions arising under the Plan, including, without limitation, the right to remedy possible ambiguities, inconsistencies, or omissions by a general rule or particular decision;

(iii)   to adopt rules consistent with the Plan;

(iv)   to approve certain amendments to the Plan;

(v)   to determine the amounts payable to any person under the Plan; and

(vi)   to conduct the claims procedure specified in Section 9.3.”

AMENDMENT NO. 2 TO THE CBS BONUS DEFERRAL PLAN

PART B — AMENDMENT AND RESTATEMENT AS OF JANUARY 1, 2009 (THE “PLAN”)

Except as otherwise noted herein, the following amendments shall be effective as of January 1, 2009.

1.                Section 1.3 of the Plan is hereby amended to delete the last sentence and to insert in place thereof the following:

“Elections as to the time and form of payment made by a Reporting Employee (or an employee whose securities may be attributable to a Reporting Employee) under this Plan prior to the date his account is transferred to the Executive Bonus Deferral Plan shall remain in full force and effect following the transfer.”

2.                Section 2.4 of the Plan is hereby amended to insert the phrase “(or annual component of a cash bonus plan)” immediately following the phrase “annual cash bonus plan”.

3.                Section 4.1 of the Plan is hereby amended to delete the phrase “deferred by a Participant and vested for purposes of Code Section 409A” and to insert in place thereof the word “Deferred”.

4.                Section 4.2(a) of the Plan is hereby amended to delete such section in its entirety and to insert in place thereof the following:

“(a)         Amounts, if any, in a Participant’s Post-2004 Subaccount will be credited through December 31st of the calendar year in which the Participant experiences a Separation from Service with an amount equal to the amount which would have been earned had such amounts been invested in the same Investment Options and in the same proportion as the Participant may elect, from time to time, to have his contributions invested under the CBS 401(k) Plan (other than the Self-Directed Account).”

5.                Section 6 of the Plan is hereby amended to delete the phrase “, whether or not the Participant demonstrates that an Unforeseeable Emergency exists,” in the penultimate sentence thereof and to replace it with the phrase “, even if the Participant demonstrates that an Unforeseeable Emergency exists,”.